EXECUTION COPY

First Amendment to the Bylaws
of
Chapeau, Inc.

Chapeau, Inc., a Utah corporation (the “Company”), hereby adopts the following amendments to the Bylaws of the Company (the “Bylaws”), effective as of August 22, 2008:

1.         Article II, paragraph (b) of Section 2.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

(b)           Postponed Meeting; Adjourned Meeting.  At any time prior to the time of any annual or special meeting of the shareholders, the board of directors may postpone such meeting to a different date or time, or move the location of the meeting to a different place; provided, however, if the date or time of such meeting is postponed, the new date shall not be less than 10 nor more than 30 days after the date and time of the original meeting.  Notice of such postponement may be given by any of the means specified in paragraph (a) of this Section 2.4.  If any annual or special meeting of the shareholders is adjourned to a different date or time, or place, notice need not be given of the new date, time, and place, if the new date, time, and place is announced at the meeting before adjournment.  If a new record date for the postponed meeting or adjourned meeting is, or must be fixed (see section 2.6 of this Article II) or if the adjournment is for more than 30 days, then notice must be given pursuant to the requirements of paragraph (a) of this Section 2.4, to those persons who are shareholders as of the new record date.  If the board of directors postpones any special meeting of the shareholders, and the board of directors has delivered notice of an annual meeting of shareholders to be held within 60 days of the date upon which the postponed special meeting of shareholders was noticed to occur, then such special meeting may be postponed until the time of such annual meeting, the purposes of the postponed special meeting shall be addressed at the annual meeting, and no special meeting need be held.

2.         Article II, paragraph (e) of Section 2.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

(e)           Contents of Notice.  The notice of each special shareholder meeting shall include a description of the purpose or purposes for which the meeting is called.  Except as provided in this Section 2.4(e) or Section 2.4(f), the articles of incorporation, or otherwise in the Act, the notice of an annual shareholder meeting need not include a description of the purpose or purposes for which the meeting is called.

If a purpose of any annual or special meeting of shareholders is to consider either (1) a proposed amendment to the articles of incorporation (including any restated articles requiring shareholder approval); (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all of the corporation’s property; or (4) the dissolution of the corporation; the notice must so state and, to the extent applicable, be accompanied by a copy or summary of the (1) articles of amendment; (2) plan of merger or share exchange; (3) agreement for the disposition of all or substantially all of the corporation’s property; or (4) the terms of the dissolution.

If the purpose of any annual or special meeting of shareholders is to consider the removal of a director, the notice must comply with the provisions of Section 3.10.  If the proposed corporate action creates dissenters’ rights, the notice must state that shareholders are, or may be entitled to assert dissenters’ rights, and must be accompanied by a copy of the provisions of the Act governing such rights.

3.         Article II, Section 2.4 of the Bylaws is hereby amended to add a new paragraph (f), which shall read in its entirety as follows:

(f)           Shareholder Nominees. In the event any shareholder proposes to present the nomination of one or more persons to fill a current vacancy or anticipated vacancy on the board of directors for consideration at any annual or special meeting of shareholders, the nominating shareholder shall provide the following information to the secretary of the corporation:

(1)           the nominee’s principal occupations and employment during the preceding five years;

(2)           the name and principal business of any corporation or other organization in which the nominee was employed during the preceding five years;

(3)           any other directorships currently held by the nominee or in which the nominee served during the preceding five years;

(4)           any business or familial relationship between the nominee and/or his or her affiliates and either (A) the corporation and/or its affiliates, or (B) the nominating shareholder and/or his, her or its affiliates, including the nominee's position(s) or relationship(s) with, or ownership in, a firm, corporation, or other entity that is a party to any contract, agreement or understanding with the corporation and/or its affiliates or the nominating shareholder and/or his, her or its affiliates;

(5)           any transaction between the corporation and a related party (as defined in 17 CFR § 229.404 or any successor provision) of the nominee that is currently planned or has occurred during the preceding five years;

(6)           any agreement or understanding between the nominee and the nominating shareholder, or any other person, relating to the nominee’s services as a director (including, without limitation, any compensation or indemnity agreements or understandings);

(7)          whether a petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of the nominee, or any partnership in which the nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the nominee was an executive officer at or within two years before the time of such filing;

(8)          whether the nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and misdemeanor offenses);

(9)          whether the nominee has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(10)        whether the nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of the nominee to engage in any activity described in Section 2.4(f)(9), or to be associated with any person engaged in any such activity;

(11)       whether the nominee has been found by a court of competent jurisdiction, or has pled guilty or nolo contendere in connection with any civil or criminal action, or has been found by the Securities and Exchange Commission (or state administrative body) to have violated any federal (or state) securities law, or has pled guilty or nolo contendere in connection with the violation of any federal or state securities law, or has plead guilty or nolo contendere with respect to any administrative procedure pertaining to the violation of any federal or state securities laws, and the judgment in such civil action or finding by the Securities and Exchange Commission (or state administrative agency) or plea has not been subsequently reversed, suspended, or vacated; or

(12)        whether the nominee has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

A nominating shareholder must deliver such information to the secretary of the corporation (together with a consent on the part of such nominee to service if elected and certifying as to the correctness and completeness of the information provided by the nominating shareholder with respect to such nominee) no later than 20 days prior to the date of the corresponding shareholder meeting, and such information shall be delivered by the corporation to the record holders no later than 10 days prior to the date of such meeting.  The nominating shareholder shall promptly reimburse the corporation for all expenses incurred by the corporation in providing such information to the shareholders.

In the alternative, if the nominating shareholder elects to distribute such information directly to the shareholders, the nominating shareholder shall so notify the secretary of the corporation no later than 30 days prior to the date of the corresponding shareholder meeting.  The corporation shall thereafter provide the nominating shareholder with a list of record holders, identifying the shareholders entitled to vote at such meeting no later than 20 days prior to the date of such meeting.  The nominating shareholder shall thereafter deliver to the record holders the information required by this Section 2.4(f) no later than 10 days prior to the date of such meeting.

The provisions of this Section 2.4(f) are applicable to any special or annual meeting of shareholders held after August 22, 2008, even if, in the case of a special meeting called at the request of one or more holders, request for the special meeting of shareholders was delivered to the corporation prior to such date.

4.         Article II of the Bylaws is hereby amended to add a new Section 2.21, which shall read in its entirety as follows:

Section 2.21        Cancellation of Meeting.  At any time prior to the time of any annual or special meeting of the shareholders, the board of directors may cancel such meeting; provided, however, that in the case of any special meeting called in response to the request of one or more shareholders pursuant to Section 2.2, such special meeting may only be cancelled for good cause, as determined in the reasonable discretion of the board of directors.   Notice of such cancellation may be given by any of the means specified in paragraph (a) of Section 2.4 above.  For purposes of this section, “good cause” shall include, by way of example, the determination by the board of directors of any of the following: (i) that the shareholder requesting the special meeting has failed to timely satisfy any disclosure and/or notice obligations contemplated by the Act, the articles of incorporation or these Bylaws, with respect to such proposed action, (ii) that the disclosures made by any such shareholder (or any affiliate, officer, director, employee, agent or representative of such shareholder) are materially false or misleading, or fail to include all of the information necessary to make the disclosure made not materially false or misleading, (iii) that an event of force majeure has occurred making it unreasonably burdensome or unsafe to hold such meeting, (iv) that there has been delivered to the secretary of the corporation one or more written requests to cancel the meeting, executed by the holders of not less than 50% of all outstanding votes of the corporation entitled to be cast on any issue at the meeting; or (v) that the persons requesting the special meeting were not in fact the holders of the requisite quantity of votes required to request such a meeting.

5.         Article II of the Bylaws is hereby amended to add a new Section 2.22, which shall read in its entirety as follows:

Section 2.22        Notice of Business at Annual Meeting.  In addition to any other applicable requirements contained in these bylaws, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation.  To be timely, a shareholder's notice to the secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date (or, if the corporation did not hold an annual meeting during the prior year), notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder's notice to the secretary of the corporation must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class and series and number of shares of each class and series of stock of the corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting by the board of directors, as it determines appropriate, or business brought before the annual meeting at the request of a shareholder in accordance with the procedures set forth in these bylaws; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in these bylaws shall be deemed to preclude discussion by any shareholder of any such business.  If the presiding officer of the annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the presiding officer of the annual meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.  No business shall be conducted at a special meeting of shareholders except for such business as shall have been properly brought before the meeting pursuant to these bylaws.

6.         Article III, Section 3.10 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 3.10.       Removal of Directors.

(a)           Removal With or Without Cause.  The shareholders may remove one or more directors at any annual or special meeting of shareholders called for that purpose if notice has been properly given that the purpose of the meeting is such removal.  The removal may be with or without cause unless the articles of incorporation provide that directors may only be removed with cause.  If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the voting group to remove him.  If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.  If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove him exceeds the number of votes cast against such removal.

(b)           Basis for Removal.  Subject to the provisions of Section 3.10(d) below, any shareholder proposing to remove one or more directors at an annual or special meeting of shareholders shall provide to the secretary of the corporation a description of the reasons for such removal.

(c)           Change of Control Information.  Subject to the provisions of Section 3.10(d) below, if a shareholder proposal to remove one or more directors, together with any other removals proposed for consideration at the meeting (or otherwise related to the shareholder proposal), would have the effect of changing a majority of the directors then serving, the proposing shareholder must provide to the secretary of the corporation a written description of any plans or proposals which such shareholder or its nominees have that relate to or would result in:

(1)           the acquisition by any person of additional securities of the corporation, or the disposition of securities of the corporation;

(2)           an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the corporation or any of its subsidiaries;

(3)           a sale or transfer of a material amount of assets of the corporation or any of its subsidiaries;

(4)           any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

(5)           any change in the management of the corporation;

(6)           any material change in the present capitalization or dividend policy of the corporation;

(7)           any other material change in the corporation’s business or corporate structure;

(8)           changes in the articles of incorporation or these Bylaws or any instrument corresponding thereto or other action which may impede the acquisition of control of the corporation by any person;

(9)           causing a class of securities of the corporation to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association

(10)         any transaction between the corporation and the proposing shareholder, any related party (as defined in 17 CFR § 229.404 or any successor provision) of the proposing shareholder or any person nominated by the proposing shareholder to serve as a director; or

(11)         any action similar to any of those enumerated above.

(d)           Delivery to Shareholders.

(1)           Except as provided by Section 3.10(d)(2) below, the information required by Sections 3.10(b) and (c) above must be delivered to the secretary of the corporation no later than 20 days prior to the date of the corresponding meeting, and such information shall be delivered by the corporation to the record holders no later than 10 days prior to the date of such meeting.  The information required by Sections 3.10(b) and (c) above is not required to be included in the demand for a meeting of shareholders submitted by the proposing shareholder, but shall be delivered as contemplated by this Section 3.10(d).  The proposing shareholder shall promptly reimburse the corporation for all expenses incurred by the corporation in providing such information to the shareholders.

(2)           Notwithstanding the provisions of Section 3.10(d)(1) above, a proposing shareholder may elect to deliver the information required by Sections 3.10(b) and (c) directly to the shareholders if the proposing shareholder so notifies the secretary of the corporation no later than 30 business days prior to the date of the corresponding shareholder meeting.  The corporation shall thereafter provide the proposing shareholder with a list of record holders, identifying the shareholders entitled to vote at such meeting no later than 20 days prior to the date of such meeting.  The proposing shareholder shall thereafter deliver to the record holders such description and information no later than 10 days prior to the date of such meeting.

The provisions of this Section 3.10 are applicable to any special or annual meeting of shareholders held after August 22, 2008, even if, in the case of a special meeting called at the request of one or more holders, request for the special meeting of shareholders was delivered to the corporation prior to such date.

 7.        Article III, Section 3.12 of the Bylaws is hereby amended and restated in its entirety to read as follows:

3.12     Director Compensation.  Unless otherwise provided in the articles of incorporation, by resolution of the board of directors, each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director, a fixed sum for attendance at each meeting of the board of directors, or such other form of compensation as reasonably determined by the board of directors, including but not limited to a fixed sum for each hour spent attending to the affairs of the corporation, or any combination of the above.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

8.         Effect of Amendment.  Except as expressly amended by the provisions of this Amendment, the Bylaws shall continue in full force and effect.

The undersigned Secretary of the Company hereby certifies that the foregoing amendments to the Bylaws were adopted by a majority of the Board of Directors of the Company at a duly noticed and convened meeting or by unanimous written consent, effective as of the date first written above.

By:

Name:

Title:	Secretary